EXHIBIT 3.1
AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PHOTOMEDEX, INC.

(A NEVADA CORPORATION)

PhotoMedex, Inc. (the “Corporation”) a corporation organized and existing under the laws of the State of Nevada, pursuant to the provisions of Nevada Revised Statutes (“NRS”) Section 78.030 hereby adopts the following Articles of Incorporation:

FIRST: The name of the corporation is PhotoMedex, Inc..

SECOND: The address of the registered office of the Corporation in the State of Nevada shall be at Jolley Urga Wirth Woodbury & Standish, 3800 Howard Hughes Parkway, Sixteenth Floor, Las Vegas, Nevada 89169.  The name and address of the Corporation’s registered agent in the State of Nevada is Jolley Urga Wirth Woodbury & Standish.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Nevada Private Corporations Law of the State of Nevada.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”) and Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”) which shall be designated as blank check preferred.

FIFTH: The Board of Directors shall have the authority to authorize the issuance from time to time of one or more classes of Preferred Stock with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such preferred shares.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the Bylaws of the Corporation (the “Bylaws”).

SEVENTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors.  The exact number of directors of the Corporation shall be determined from time to time by a Bylaw or Amendment thereto provided that the number of directors shall not be reduced to less than three (3), except that there need be only as many directors as there are stockholders in the event that the outstanding shares are held of record by fewer than three (3) stockholders.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

As of the date of the filing of this Amended and Restated Certificate of Incorporation, the Board of Directors shall consist of [●] directors and the directors shall be [●], all with an address of [●].

EIGHTH: Each director shall serve until his successor is elected and qualified or until his death, resignation or removal; and no decrease in the authorized number of directors shall shorten the term of any incumbent director.

NINTH: Newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified or until such director’s death, resignation or removal, whichever first occurs.

TENTH: Meetings of stockholders of the Corporation may be held within or without the State of Nevada, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ELEVENTH: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

TWELFTH: The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A. To the fullest extent permitted by law, as the same exist or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any action or failure to act as a director or officer, save and except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. Any repeal or modification of this article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification. The limitation on liability provided in this article shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person.

B. The Corporation, to the fullest extent permitted by Nevada law, as amended from time to time, shall indemnify any director or officer of the Corporation and may, in the discretion of the Board, indemnify any other person or persons whom it may indemnify pursuant thereto, who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Such expenses incurred in defending such action, suit or proceeding shall be paid by the Corporation in advance of the final disposition, upon receipt of an undertaking on behalf of the person to repay such amounts if it is determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby, provided that the Board of Directors shall not have determined that such person acted in bad faith and in a manner that such person did not believe to be in, or not opposed to, the best interest of the Corporation, or with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his conduct was unlawful. Such right of indemnification shall be a contract right which may be enforced in any manner enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as the rights under this Article. The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

THIRTEENTH: No contract or other transaction of the Corporation with any other person, firm or corporation, or in which this corporation is interested, shall be affected or invalidated by: (a) the fact that any one or more of the directors or officers of the Corporation is interested in or is a director or officer of such other firm or corporation; (b) the fact that any director or officer of the Corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction; or (c) the fact of the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought before the board of directors of the corporation for action, so long as, in any of situations described above, the contract or transaction is authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein, to which such fact of relationship or interest has been disclosed, or the contract or transaction has been approved or ratified by vote or written consent of the stockholders entitled to vote, to whom such fact of relationship or interest has been disclosed.

FOURTEENTH: The name and address of the incorporator is:  Judi Herring, 3800 Howard Hughes Parkway, Suite 1600, Las Vegas, NV 89169.  All powers, duties and responsibilities of the incorporator have ceased upon the original filing of the Articles of Incorporation by the Secretary of the State of Nevada.

Dated this ___ day of _________, 2011.